As filed with the Securities and Exchange Commission April 23 , 2009
Registration No. 333-152430

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Amendment No. 6

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

InnerLight Holdings, Inc.
(Name of small business issuer in its charter)

Delaware	5122	26-2300043
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

InnerLight Holdings, Inc.
867 East 2260 South
Provo, UT 84606
(801) 655-0605
(Address and telephone number of principal executive offices and principal place of business)

KEVIN P. BROGAN
InnerLight Holdings, Inc.
867 East 2260 South
Provo, UT 84606
(801) 655-0605

 (Name, address and telephone number for agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

☐ Large Accelerated Filer	☐ Accelerated Filer
☐ Non-accelerated Filer	☒ Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [1]

Common Stock	1,000,000	$1.00	$1,000,000.00	$39.30
Common Stock (2)	2,000,000	$3.00	$6,000,000.00	$235.80

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.
________________________
(1)  Estimated solely for purposed of calculating the registration fee under Rule 457(a).
(2)  Issuable upon exercise of 1,000,000 Class C Common Stock Purchase Warrants at $2.00 per Share and 1,000,000 Class D Common Stock Purchase Warrants at $4.00 per Share, with an average price of $3.00 for the purposes of this Fee calculation.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

EXPLANATORY NOTE

InnerLight Holdings, Inc. has prepared this Amendment No. 6 to the Registration Statement on Form S-1 [File No. 333-152430] for the sole purpose of revising Item 15 of the Registration Statement to clarify the transaction dates.  This Amendment No. 6 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$275.10
Printing Expenses	$2,500.00
Audit/Administrative Fees and Expenses	$45,724.90
Transfer Agent Fees	$1,500.00
TOTAL	$50,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws, Delaware laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

On February 24, 2008, we issued, in connection with the initial organization and capitalization of the Company, a total of 10,600,000 shares of Common Stock to fifteen shareholders, including eight employees of the Company, in exchange for services rendered to the Company and for total aggregate cash loans to the Company of $1,000,000. On March 4, 2008 Chilesha Holdings Ltd. acquired from Kevin Brogan 2,250,000 shares and 468,000 warrants upon assumption of $300,000 of Kevin Brogan's cash loans to the Company. On March 5, 2008 Gary Quigley acquired from Kevin Brogan 2,250,000 shares and 468,000 warrants upon assumption of $300,000 of Kevin Brogan's cash loans to the Company. A total of 2,000,000 Class A Common Stock Purchase Warrants and 2,000,000 Class B Common Stock Purchase Warrants were issued to six individuals or entities as additional consideration. These issuances included 2,850,000 shares and 592,000 warrants issued to Kevin Brogan, the President of the Company and 160,000 shares issued to Heber Maughan, the Chief Financial Officer of the Company.

Unless otherwise indicated above, none of the share or warrant issuances were to Officers, Directors, affiliates, or parties who hold 5% or more of the Company’s Common Stock.

ITEM 16. EXHIBITS.

Exhibit	Description
2.1	Quigley Corp. Purchase Agreement*
3.1	Articles of Incorporation of InnerLight Holdings, Inc.*
3.2	By-Laws of InnerLight Holdings, Inc.*
4.1	Form of Class A Purchase Warrant*
4.2	Form of Class B Purchase Warrant*
4.3	Form of Class C Purchase Warrant
4.4	Form of Class D Purchase Warrant
5.1	Opinion of Willliam J. Reilly, Esq.*
10.1	Employment Agreement with Kevin Brogan*
10.2	Employment Agreement with Heber Maughan*
10.3	Form of Royalty Agreement*
10.4	Distributor Agreement*
10.5	Escrow Agreement*
10.6	Subscription Agreement*
10.7	Class A Warrant*
10.8	Class B Warrant*
10.9	Compensation Plan*
10.10	Policies and Procedures*
10.11	Consulting Agreement with Robert and Shelley Young*
10.12	Non-Competition Agreement *
10.13	Post-Judgment Settlement Agreement *
21.1	List of Subsidiaries*
23.1	Consent of Independent Certified Public Accounting Firm *
23.2	Consent of Counsel *

* Previously filed

ITEM 17.  UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii)
Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(iv)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(vi)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Provo, State of Utah on April 23 , 2009.

INNERLIGHT HOLDINGS, INC.

By: /s/ Kevin Brogan
Kevin Brogan
CEO, President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on April 23 , 2009:

Signature

Title
/s/ KEVIN BROGAN	CEO, President, and Chief Executive Officer

/s/ HEBER MAUGHAN	Secretary and Principal Accounting Financial Officer